Exhibit (h)(34)

ALPS FUND SERVICES, INC.

1290 Broadway, Suite 1100

Denver, CO  80203

June 9, 2009

Mr. John R. Moran, Jr.

Interim Chairman

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO  80203

Re:                   American Freedom U.S. Government Money Market Fund (the “Fund”) of the Financial Investors Trust (the “Trust”)

Dear Mr. Moran:

This letter amends ALPS Fund Services, Inc.’s (“ALPS”) agreement with the Trust dated August 1, 2008, as amended December 8, 2008, and confirms ALPS’ agreement to reimburse Fund expenses and/or waive a portion of its administration fee that it is entitled to receive from the Trust so that the net annual Fund operating expenses of the Fund set forth below do not exceed the amount set forth below for the period May 1, 2009 through August 31, 2010:

American Freedom U.S. Government Money Market Fund	0.24%

ALPS acknowledges and agrees that it will not be entitled to collect on or make a claim for reimbursed and/or waived fees at any time in the future.  ALPS further acknowledges and agrees that such expense reimbursements and/or fee waivers for the Fund are effective as of May 1, 2009 through August 31, 2010.

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke
Title:	President